Exhibit 2.1.1

CERTIFICATE OF INCORPORATION

OF

Biomass Processing Technology, Inc.

* * * * *

1.

The name of the corporation is

Biomass Processing Technology, Inc.

2. The address of its registered office in the

State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be

conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the

corporation shall have authority to issue is one million 1,000,000) and the par value of each of such shares is two cents ($.02) amounting in the aggregate to Twenty Thousand Dollars ($20,000).

5. The name and address of the initial directors is

as follows:

Jack B. Simpson

640 NW 73 Terrace

Plantation, FL  33317

Larry W. Denney

12871 Compton Road

Loxahatchee, FL  33470

6.

The name and mailing address of each incorporator is as follows:

NAME

MAILING ADDRESS

Laura Vitalo

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

7.

The corporation is to have perpetual existence.

8. In furtherance and not in limitation of the power

conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

9. Elections of directors need not be by written

ballot unless the bylaws of the corporation shall so provide.

Meetings of stockholders may be held within or without

the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

10. The corporation reserves the right to amend, alter,

change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

11. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, being each of the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of January, 1996.

/s/  Laura Vitalo